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                                                                   EXHIBIT 99.11

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated September 20, 1995 relating to the financial statements and financial highlights appearing in the July 31, 1995 Annual Report to Shareholders of PaineWebber Small Cap Value Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
November 9, 1995